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Green Owl Intrinsic Value Fund 71 S. Wacker Drive, Suite 1860 Chicago, Illinois 60606	Marathon Value Portfolio 71 S. Wacker Drive, Suite 1860 Chicago, Illinois 60606
Kovitz Core Equity ETF 71 S. Wacker Drive, Suite 1860 Chicago, Illinois 60606

Re:	Reorganization of Green Owl Intrinsic Value Fund and Marathon Value Portfolio into Kovitz Core Equity ETF

Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences of the reorganizations (each a “Reorganization” and collectively, the “Reorganizations”) of Green Owl Intrinsic Value Fund (“Green Owl”), a series of Valued Advisers Trust, a Delaware statutory trust (“VA Trust”), and Marathon Value Portfolio (“Marathon”), a series of Northern Lights Fund Trust III, a Delaware statutory trust (“Northern Lights Trust” and together with VA Trust, each a “Trust” and collectively, the “Trusts”) into Kovitz Core Equity ETF (the “Acquiring Fund”), a series of VA Trust. Green Owl and Marathon are referred to herein individually as a “Target Fund” and collectively as the “Target Funds” and the Target Funds and the Acquiring Fund are referred to herein individually as a “Fund” and collectively as the “Funds.”

Each Reorganization contemplates the transfer of substantially all the assets of the Target Fund to the Acquiring Fund solely in exchange for voting shares of beneficial interest, with no par value, of the Acquiring Fund (“Acquiring Fund Shares”), plus cash in lieu of fractional Acquiring Fund Shares, and the assumption by the Acquiring Fund of all the liabilities of the Target Fund. As part of each Reorganization, the Target Fund will immediately thereafter completely liquidate by distributing (i) all the Acquiring Fund Shares, plus cash in lieu of fractional Acquiring Fund Shares, so received to its shareholders of record, other than shareholders who hold their Target Fund shares through a fund direct individual retirement account (“Direct IRA Shareholders”) and (ii) cash to Direct IRA Shareholders, and the Target Fund promptly thereafter will be terminated under applicable state law. The foregoing will be accomplished pursuant to an Agreement and Plan of Reorganization, dated as of _____, 2022, entered into by VA Trust, on behalf of Green Owl and the Acquiring Fund, Northern Lights Trust, on behalf of Marathon, and for purposes of Section 9.1 thereof only, Kovitz Investment Group Partners, LLC, the investment adviser to each of the Funds (the “Plan”).

In rendering this opinion, we have examined the Plan and have reviewed and relied upon representations made to us by duly authorized officers of VA Trust, on behalf of itself, Green Owl and the Acquiring Fund, and Northern Lights Trust, on behalf of itself and Marathon, in letters dated ____, 2022 (collectively, the “Representation Letters”). We have also examined such other agreements, documents, corporate records and other materials as we have deemed necessary in order for us to render the opinions referred

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Kovitz Core Equity ETF
Marathon Value Portfolio

Green Owl Intrinsic Value Fund

_______, 2022

to in this letter. In such review and examination, we have assumed the genuineness of all signatures, the legal capacity and authority of the parties who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

Our opinion is based, in part, on the assumptions that (i) each Reorganization described herein will occur in accordance with the terms of the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved) and the facts and representations set forth or referred to in this letter, and that such facts and representations, as well as the facts and representations set forth in the Plan, are true, correct and complete as of the date hereof and will be true, correct and complete as of the date and time of the Closing (as defined in the Plan) (the “Effective Time”), (ii) any representation set forth in the Representation Letters qualified by knowledge, intention, belief, disclaimer of responsibility or any similar qualification is, and will be as of the Effective Time, true, correct and complete without such qualification, and (iii) the Acquiring Fund will be treated as a corporation for federal income tax purposes effective on or prior to the Closing Date (as defined in the Plan). You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein.

For the purposes indicated above, and based upon the facts, assumptions and representations set forth or referred to herein, it is our opinion, with respect to each Reorganization, that for federal income tax purposes:

1.	The transfer by the Target Fund of substantially all its assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares, plus cash in lieu of fractional Acquiring Fund Shares, and the assumption by the Acquiring Fund of all the liabilities of the Target Fund, immediately followed by the complete liquidation of the Target Fund by the distribution of (i) all the Acquiring Fund Shares, plus cash in lieu of fractional Acquiring Fund Shares, so received by the Target Fund to the Target Fund’s shareholders of record other than Direct IRA Shareholders and (ii) cash to the Direct IRA Shareholders of record and the termination of the Target Fund under applicable state law promptly thereafter, will constitute a “reorganization” within the meaning of section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Acquiring Fund and the Target Fund will each be a “party to a reorganization,” within the meaning of section 368(b) of the Code, with respect to such Reorganization.
2.	No gain or loss will be recognized by the Acquiring Fund upon the receipt of substantially all the assets of the Target Fund solely in exchange for Acquiring Fund Shares, plus cash in lieu of fractional Acquiring Fund Shares, and the assumption by the Acquiring Fund of all the liabilities of the Target Fund. (Section 1032(a) of the Code).
3.	No gain or loss will be recognized by the Target Fund upon the transfer of substantially all its assets to the Acquiring Fund solely in exchange for Acquiring Fund Shares, plus cash in lieu of fractional Acquiring Fund Shares, and the assumption by the Acquiring Fund of all the liabilities of the Target Fund or upon the complete liquidation of the Target Fund by the distribution (whether actual or constructive) of (i) the Acquiring Fund Shares, plus cash in lieu of fractional Acquiring Fund Shares, so received to the Target Fund’s shareholders, other than Direct IRA Shareholders and (ii) cash to Direct IRA Shareholders solely in exchange for such shareholders’ shares of the Target Fund. (Sections 361(a) and (c) and 357(a) of the Code).

Kovitz Core Equity ETF
Marathon Value Portfolio

Green Owl Intrinsic Value Fund

_______, 2022

4.	No gain or loss will be recognized by the Target Fund’s shareholders upon the exchange, pursuant to the Plan, of all their shares of the Target Fund solely for Acquiring Fund Shares, plus cash in lieu of fractional Acquiring Fund Shares, except to the extent the Target Fund’s shareholders receive cash in lieu of fractional Acquiring Fund Shares. (Section 354(a) of the Code).
5.	The aggregate basis of the Acquiring Fund Shares received by each Target Fund shareholder pursuant to the Plan will be the same as the aggregate basis of the Target Fund shares exchanged therefor by such shareholder (reduced by the amount of any basis allocable to a fractional Acquiring Fund Share for which cash is received). (Section 358(a)(1) of the Code).
6.	The holding period of the Acquiring Fund Shares received by each Target Fund shareholder in the Reorganization will include the period during which the shares of the Target Fund exchanged therefor were held by such shareholder, provided such Target Fund shares were held as capital assets at the Effective Time. (Section 1223(1) of the Code).
7.	The basis of the assets of the Target Fund received by the Acquiring Fund will be the same as the basis of such assets in the hands of the Target Fund immediately before the Effective Time. (Section 362(b) of the Code).
8.	The holding period of the assets of the Target Fund received by the Acquiring Fund will include the period during which such assets were held by the Target Fund. (Section 1223(2) of the Code).

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganizations (i) on a Direct IRA Shareholder of a Target Fund, (ii) on a Target Fund, the Acquiring Fund or any Target Fund shareholder with respect to any asset (including without limitation any stock held in a passive foreign investment company as defined in section 1297(a) of the Code) as to which any gain or loss is required to be recognized under federal income tax principles (a) at the end of a taxable year or upon the termination thereof, or (b) upon the transfer of such asset regardless of whether such transfer would otherwise be a non-taxable transaction under the Code or (iii) on a direct or indirect shareholder of a Target Fund that is a corporation under the alternative minimum tax imposed under section 55 of the Code.

Facts

Our opinion is based upon the facts, representations and assumptions set forth or referred to above and the following facts and assumptions, any alteration of which could adversely affect our conclusions.

Each Trust has been registered and operated, since it commenced operations, as an open-end management investment company under the Investment Company Act of 1940, as amended. Each Fund is a separate series of its respective Trust that is treated for federal income tax purposes as a separate corporation pursuant to section 851(g) of the Code. Each Target Fund has elected, and the Acquiring Fund will elect, to be taxed as a regulated investment company under section 851 of the Code for all its taxable years, including without limitation the taxable year in which its respective Reorganization(s) occur(s), and has qualified and will continue to qualify for the tax treatment afforded regulated investment companies under the Code for each of its taxable years, including without limitation the taxable year in which its respective Reorganization(s) occur(s). All the outstanding shares of each Target Fund are

Kovitz Core Equity ETF
Marathon Value Portfolio

Green Owl Intrinsic Value Fund

_______, 2022

treated as equity for federal income tax purposes and all the Acquiring Fund Shares issued in a Reorganization will be treated as equity for federal income tax purposes.

With respect to each Reorganization, upon satisfaction of certain terms and conditions set forth in the Plan on or before the Effective Time, the Acquiring Fund will acquire substantially all the assets of the Target Fund solely in exchange for Acquiring Fund Shares, plus cash in lieu of fractional Acquiring Fund Shares, and the assumption by the Acquiring Fund of all the liabilities of such Target Fund. Immediately thereafter, the Target Fund will completely liquidate by distributing (i) all the Acquiring Fund Shares, plus cash in lieu of fractional Acquiring Fund Shares, so received to its shareholders of record, other than Direct IRA Shareholders and (ii) cash to Direct IRA Shareholders, and promptly thereafter, the Target Fund will be terminated under applicable state law. Cash is being paid by the Acquiring Fund in lieu of issuing fractional shares merely as a rounding off of fractions that would otherwise be due in the exchange and such cash was not separately bargained for consideration in the exchange. The assets of each Target Fund to be acquired by the Acquiring Fund will include, without limitation, cash, securities, commodities, interests in futures, dividends or interest receivables owned by such Target Fund and any deferred or prepaid expenses shown as an asset on the books of such Target Fund as of the Closing. Each Target Fund will retain cash in an amount equal to the aggregate net asset value of the shares of the Target Fund held by Direct IRA Shareholders, but in each Reorganization the Acquiring Fund will acquire at least ninety percent (90%) of the fair market value of the Target Fund’s net assets and at least seventy percent (70%) of the fair market value of the Target Fund’s gross assets held immediately prior to the Reorganization.

Following each Reorganization, the Acquiring Fund will continue the Target Fund’s historic business in that it will have the same or similar investment objective and investment strategies and similar risks, policies and restrictions as those of the Target Fund. In addition, the Acquiring Fund will use each Target Fund’s historic business assets in its business. At the Effective Time, at least thirty-four percent (34%) of the total fair market value of each Target Fund’s portfolio assets will be invested in securities that meet the investment objective, strategies, policies, risks and restrictions of the Acquiring Fund. Neither Target Fund altered, or will alter, its portfolio in connection with its respective Reorganization to meet this thirty-four percent (34%) threshold. No Fund modified any of its investment objective, strategies, policies, risks or restrictions in connection with its respective Reorganization(s) and the Acquiring Fund has no plan or intention to change any of its investment objective, strategies, policies, risks or restrictions after the Reorganizations.

The Board of Trustees of each Trust (each a “Board”) determined, with respect to each of its Funds participating in a Reorganization, that the Plan and the transactions contemplated thereunder are in the best interests of such Fund and that the interests of the shareholders of such Fund will not be diluted as a result of the Reorganization. In making such determination, each Board considered a number of factors, including without limitation the factors set forth under the heading “Additional Information About the Reorganization – Reasons for the Reorganization” in the Combined Information Statement/Prospectus dated ____, 2022 relating to the Green Owl Registration Statement (as defined below) and under the heading “Additional Information About the Reorganization – Reasons for the Reorganization” in the Combined Proxy Statement/Prospectus dated ___, 2022 relating to the Marathon Registration Statement (as defined below).

Kovitz Core Equity ETF
Marathon Value Portfolio

Green Owl Intrinsic Value Fund

_______, 2022

Conclusion

Based on the foregoing, it is our opinion that the transfer of substantially all the assets of each Target Fund, pursuant to the Plan, to the Acquiring Fund solely in exchange for Acquiring Fund Shares, plus cash in lieu of fractional Acquiring Fund Shares, and the assumption by the Acquiring Fund of all the liabilities of such Target Fund followed by the complete liquidation of such Target Fund immediately thereafter and the termination of such Target Fund promptly thereafter will qualify as a reorganization under section 368(a)(1) of the Code.

The opinions set forth above (subject to the conditions and limitations set forth above) with respect to (i) the nonrecognition of gain or loss by each Target Fund and the Acquiring Fund, (ii) the basis and holding period of the assets received by the Acquiring Fund, (iii) the nonrecognition of gain or loss by each Target Fund’s shareholders upon the receipt of the Acquiring Fund Shares except to the extent a Target Fund’s shareholders receive cash in lieu of fractional Acquiring Fund Shares, and (iv) the basis and holding period of the Acquiring Fund Shares received by each Target Fund’s shareholders follow as a matter of law from the opinion that the transfers under the Plan will each qualify as a reorganization under section 368(a)(1) of the Code.

The opinions expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. Although we are not aware of any pending changes to these authorities that would alter our opinions, there can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Our opinion is limited to those federal income tax issues specifically considered herein. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax law issues, arising from or related to the transactions contemplated by the Plan. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

This opinion is furnished to each Fund solely for its benefit in connection with its respective Reorganization(s) and is not to be relied upon, for any other purpose, in whole or in part, without our express prior written consent. Shareholders of each Fund may rely on this opinion with respect to the Reorganization(s) involving their Fund, it being understood that we are not establishing any attorney-client relationship with any shareholder of any of the Funds. This letter is not to be relied upon for the benefit of any other person.

We hereby consent to the filing of a form of this opinion as an exhibit to (i) the Registration Statement on Form N-14 (File No. 333-_____) relating to the Reorganization where Green Owl is the Target Fund filed by VA Trust with the Securities and Exchange Commission (the “Green Owl Registration Statement”) and to the discussion of this opinion in the Combined Information Statement/Prospectus dated _____, 2022 relating to the Green Owl Registration Statement, and (ii) the Registration Statement on Form N-14 (File No. 333-_____) relating to the Reorganization where Marathon is the Target Fund filed by VA Trust

Kovitz Core Equity ETF
Marathon Value Portfolio

Green Owl Intrinsic Value Fund

_______, 2022

with the Securities and Exchange Commission (the “Marathon Registration Statement” and together with the Green Owl Registration Statement, the “Registration Statements”) and to the discussion of this opinion in the Combined Proxy Statement/Prospectus dated _____, 2022 relating to the Marathon Registration Statement and we also hereby consent to the use of our name and to any reference to our firm in the Registration Statements. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, VEDDER PRICE P.C.